PLS CPA, A Professional Corp.

t 4725 mercury street suite 210 t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 408-2695  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

November 17, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-Q of Mustang Geothermal, Corp. (formerly UREX Energy Corp.) of our report dated on November 17, 2011, with respect to the unaudited interim consolidated financial statements of Mustang Geothermal, Corp., included in Form 10-Q for the period ended September 30, 2011.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board